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                                                          EXHIBIT 11
ITEM 14 (c)
COMPUTATION OF PER SHARE INCOME (LOSS)
AMERICAN BANKNOTE CORPORATION AND SUBSIDIARIES
Dollars in thousands, except per share data


Year Ended December 31
                                 1995       1994       1993

Operations                    $(22,415)  $ (5,701)   $  1,593
Extraordinary item                   -       (114)          -
  Net income (loss)            (22,415)    (5,815)      1,593

Dividend requirements                -          -         (20)
  Net income (loss)
     for computation          $ 22,415)  $ (5,815)   $  1,573



Weighted average number of common and\
  equivalent shares outstanding:

  Common shares                 19,095     19,000      18,574
  Warrants                           -          -         219
  Options                            -          -         407
  Total shares
     for computation            19,095     19,000      19,200



Income (loss) per share:
  Operations                    $(1.17)   $ (.30)      $ .08
  Extraordinary item                 .      (.01)          .
     Net income (loss)          $(1.17)   $ (.31)      $ .08


     Primary and fully-diluted earnings per share are the same.